MOORE & ASSOCIATES, CHARTERED
ACCOUNTANTS AND ADVISORS
PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form 10-KSB/A, Amendment No. 1 of The Small Business Company, of our report dated September 29, 2008 on our audit of the financial statements of The Small Business Company as of June 30, 2008 and June 30, 2007, and the related statements of operations, stockholders’ equity and cash flows for the years then ended June 30, 2008, June 30, 2007 and since inception on November 26, 2002 through June 30, 2008, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
October 22, 2008

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501